Schedule A

PROSHARES TRUST

AMENDED AND RESTATED ADVISORY AND MANAGEMENT FEE WAIVER

AGREEMENT

September 16, 2025

Fund Name	Expense Limit	Period
ProShares Ultra Ether ETF (ETHT)	0.94%	October 1, 2025-September 30, 2026